EXHIBIT 99.1

Tri-State’s member-led clean energy transition will continue without La Plata Electric Association
•LPEA Board of Directors passes resolution to withdraw from Tri-State.
•Contract termination payment for LPEA is estimated to be $209.7 million, as Tri-State disclosed in a recent FERC filing.
•LPEA board action expected given lawsuit, disengagement with Tri-State and fellow members.
•Tri-State maintains competitive wholesale power costs and transparency for its members.

(March 25, 2024, Westminster, Colo.) Members of Tri-State Generation and Transmission Association will continue to work cooperatively to advance an energy transition that provides enhanced long-term reliability and rate competitiveness, adds significant renewable energy, rapidly reduces greenhouse gas emissions and increases self-supply flexibility, even as the La Plata Electric Association (LPEA) Board of Directors has passed a resolution and provided an unconditional notice to withdraw from Tri-State.

LPEA will withdraw from Tri-State on April 1, 2026, and will be responsible for providing the energy, capacity and transmission to serve its consumer-members. LPEA joined the Tri-State membership in 1992, and in 2007 extended its contract with Tri-State to 2050.

“Tri-State’s members have created tremendous momentum toward an energy transition that will provide long-term reliability and rate competitiveness, while reducing emissions and increasing flexibility to provide industry-leading optionality for members,” said Duane Highley, Tri-State CEO. “LPEA’s board has chosen not to be part of this future and to go it alone on a different path, even as the region faces increasing reliability challenges. Tri-State’s members, however, will continue to benefit from our transparent, not-for-profit solution for the changing electricity market.”

A Tri-State member has the flexibility to provide a two-year notice to terminate its wholesale electric service contract under a tariff created to protect Tri-State’s membership when a member elects to terminate its contract early. Under a formula ordered by the Federal Energy Regulatory Commission (FERC), it is currently estimated that the value of LPEA’s contract termination payment (CTP) to Tri-State is $209.7 million, with a final amount to be calculated prior to withdrawal.1

The CTP is designed to ensure rate neutrality for the remaining Tri-State members, and the two-year period prior to a member’s departure permits Tri-State to adjust its resource and other planning to maximize opportunities and avoid costs that would otherwise arise if the member was not exiting the membership. The CTP allows Tri-State’s remaining members the flexibility to deploy the funds and create value in a manner best benefiting the membership as Tri-State advances its energy transition.

LPEA board action expected given lawsuit, disengagement with Tri-State, fellow members

Tri-State anticipated the action of the LPEA board, which recently filed a lawsuit in district court, refused discussions with Tri-State’s management and withdrew its director from the Tri-State board.

In December 2023, LPEA sued Tri-State, demanding to break its power contract at no cost, seeking to undermine and avoid the just and reasonable contract termination methodology developed by Tri-State’s members and approved by FERC. On behalf of its members, Tri-State opposes LPEA’s efforts and will defend its membership’s interests.

Tri-State members advance clean energy, greenhouse gas reductions

Tri-State and its remaining members are making good progress on an accelerated, member-driven clean energy transition that will reach a remarkable milestone in 2025, when 50% of the energy members use will come from renewable resources, rising to 70% in 2030. In 2030, Tri-State is forecast to achieve an 89% reduction in greenhouse gas emissions in Colorado from a 2005 baseline. Tri-State’s members continue to work together to file with FERC a tariff that provides members the option to develop their own resources and increase the amount of energy a member can self-supply.

“Electric cooperatives and public power districts that own Tri-State are working together to increase renewables and reduce greenhouse gas emissions in a way a single co-op would likely struggle to
1 LPEA's estimated contract termination payment does not include its pro rata share of Tri-State's power purchase obligations in the Western Interconnection or any reduction for regulatory liabilities credit.

EXHIBIT 99.1
affordably and reliably achieve on its own,” said Highley. “Our resource plan demonstrates we can do this affordably with an enhanced level of reliability, while also meaningfully increasing member-owned renewable energy projects.”

Tri-State maintains competitive wholesale power costs and transparency for its members

Tri-State has had stable and lower wholesale rates since 2017, with an average 6.36% wholesale rate increase proposed to go into effect in 2024 that is net 1.4% higher than its actual wholesale rate in 2017. Tri-State’s wholesale rates are forecast to remain competitive and roughly align with inflation even as Tri-State rapidly transitions. As a not-for-profit cooperative, Tri-State allocates and returns margins to its members, returning members $10.37 million in 2023 and $160 million over the last eight years. Importantly, members’ equity in Tri-State strengthens and grows their balance sheets. Tri-State also provides a comprehensive suite of energy services for its members, including energy efficiency and electrification incentives.

Notably, a 2022 residential rate comparison demonstrates Tri-State members’ ability to compete with regional investor-owned utilities and other cooperatives to deliver electricity more competitively than former Tri-State members.2

“Stable, competitive wholesale rates and the flexibility to add locally owned renewables make ownership in Tri-State invaluable for managing power supply risks and maintaining affordability,” said Highley.

Tri-State publicly discloses detailed financials, electric resource plans, resource adequacy, reserve margins and wholesale power contracts and rates. As a not-for-profit cooperative, Tri-State is democratically governed by its members across four states, with the option for consumer-members to participate in monthly board meetings and meeting minutes available online for those unable to attend.
“A unique value of the cooperative model is that Tri-State’s membership and stakeholders are provided exhaustive transparency in all aspects of our operations, financials and governance,” said Tri-State Chairman Tim Rabon, who is a trustee of Otero County Electric Cooperative in Cloudcroft, N.M. “As a cooperative, Tri-State’s transparency and governance model is unmatched.”

About Tri-State

Tri-State is a power supply cooperative of 45 members, operating on a not-for-profit basis, including 42 utility electric distribution cooperative and public power district member-owners in four states. Together with our member-owners, we deliver reliable, affordable and responsible power to more than a million electricity consumers across nearly 200,000 square miles of the West.

Contact
Lee Boughey, 303-254-3555, lboughey@tristategt.org

2 EIA Residential Utility Data; Tri-State Average residential rate from 2022 Form 7.
2